Exhibit 10.9

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”) is made by and between Forge Global, Inc., a Delaware corporation (the “Company”), and Kelly Rodriques (the “Executive”) and is effective September 9, 2021 (the “Effective Date”). Except with respect to any documents related to previously granted equity awards or 2021 bonus awards, this Agreement supersedes in all respects all prior agreements between the Executive and the Company regarding the subject matter herein, including without limitation (i) that certain employment agreement by and between the Executive and the Company, dated May 11, 2021 (the “Prior Agreement”), and (ii) any other offer letter, employment agreement or severance agreement.

WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to be employed by the Company on the new terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.                  Term and Position. The Company hereby continues the Executive’s employment, and the Executive hereby accepts such employment, on the terms set forth herein commencing as of the Effective Date and continuing until terminated in accordance with the provisions of Section 6. The Executive’s title will be Chief Executive Officer, and the Executive will report to the Company’s Board of Directors (“Board”). This is a full-time position. While the Executive renders services to the Company, he will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this Agreement, the Executive confirms to the Company that the Executive has no contractual commitments or other legal obligations that would prohibit the Executive from performing his duties for the Company.

2.                  Cash Compensation. The Company will pay the Executive at the rate of $502,000.00 per year (the “Base Salary”), effective as of January 1, 2021. The Base Salary shall be payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. This salary will be subject to periodic review and possible increase pursuant to the Company’s employee compensation policies in effect from time to time. In addition, the Executive will be eligible for incentive cash compensation pursuant to the Company’s incentive compensation plans in effect from time to time. The Executive’s eligible on target incentive cash compensation will be 110% of his Base Salary (the “Annual Target Bonus”), subject to achievement of an annual set of key objectives as determined by the Compensation Committee of the Board (the “Compensation Committee”) and approved by the Board. In addition to achieving the applicable targets, as determined by the Compensation Committee and approved by the Board, to earn the Annual Target Bonus the Executive must be employed by the Company on the day such incentive compensation is paid. The Company shall pay the Annual Target Bonus, if any, no later than March 15th of the calendar year following the year to which the Annual Target Bonus relates. The Company has already provided the Executive with the key objectives that will determine the Annual Target Bonus in 2021. The Company shall develop the key objectives that will be used to determine the Annual Target Bonus for calendar year 2022 and any subsequent years no later than February 28th of the applicable year. The Company shall communicate those objectives to the Executive in writing as soon as practicable thereafter.

3.                  Employee Benefits. As a regular employee of the Company, the Executive will be eligible to participate in a number of Company-sponsored benefits, subject to the terms and conditions of such benefit plans. In addition, the Executive will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

4.                  Additional Compensation Awards. It is anticipated that Motive Capital Corp., a special purpose acquisition company (“Motive”), shall acquire the Company and become the successor of the Company (the “Combined Company”) and thereafter shall register certain of its securities under the Securities Act of 1933, as amended, and list such securities on a national securities exchange in the United States (the “SPAC Transaction”). As soon as practicable following the SPAC Transaction, and subject to review by an independent compensation consultant, the Board and Motive, the Combined Company intends to establish an equity incentive pool equal to 3.5% of the outstanding shares of the Combined Company as of immediately following such SPAC Transaction (the “Incentive Pool”). Awards from the Incentive Pool shall be made as follows: 25% of the Incentive Pool will be paid in the form of cash bonuses (the “Transaction Bonus Pool”) and 75% will be paid in restricted stock units (the “Equity Bonus Pool”). Your participation in the Incentive Pool is set forth below.

(a)               Transaction Bonus. Subject to (i) review by an independent compensation consultant, the Board and Motive, and (ii) the Executive’s continued employment through the applicable payment date, the Executive shall receive a one-time payment of no less than $4,987,500.00, representing the Executive’s portion of the Transaction Bonus Pool (the “Transaction Bonus”). For the avoidance of doubt, the Executive agrees that if the SPAC Transaction is not fully completed or if the Executive’s employment is terminated for any reason prior to the payment of the Transaction Bonus, then such Transaction Bonus shall be forfeited for no consideration, subject to Section 7(c) of this Agreement. Furthermore, the Executive acknowledges that the terms of the Transaction Bonus are non-binding and may be amended at the Company’s and/or Motive’s sole discretion prior to the completion of the SPAC Transaction (including, without limitation, that an applicable portion of the Transaction Bonus may be used to offset any outstanding loan obligations Executive may have with the Company); provided that such discretion shall be exercised in good faith and consistent with business need. The Transaction Bonus shall be paid as soon as practicable following the SPAC Transaction; provided that if any part of the Transaction Bonus will be used to offset any of the Executive’s outstanding loan obligations, then a note cancellation agreement or similar document will be negotiated and become effective before the SPAC Transaction occurs.

(b)               Retention Equity Grant. It is anticipated that the Combined Company shall adopt an equity incentive plan in connection with the SPAC Transaction (the “Public Plan”) and file a Form S-8 Registration Statement with the U.S. Securities and Exchange Commission (the “SEC”) for such Public Plan. Provided that such SPAC Transaction is fully completed and subject to the foregoing, including the effectiveness of such Form S-8 Registration Statement and Executive’s continued employment through the applicable grant date, Executive shall be eligible to receive an equity grant of restricted stock units (commonly referred to as RSUs) equal to at least $7,875,000.00, representing the Executive’s portion of the Equity Incentive Pool (the “Retention Equity Grant”). Such Retention Equity Grant shall be subject to the terms of the underlying equity grant agreement and the Public Plan, including, without limitation, that, subject to the Executive’s employment through the applicable vesting date, such Retention Equity Grant shall vest as follows: 33.33% of the Retention Equity Grant upon the first anniversary of the SPAC Transaction (the “First Tranche”); 33.33% of the Retention Equity Grant shall vest upon the second anniversary of the SPAC Transaction (the “Second Tranche”); and 33.33% of the Retention Equity Grant shall vest upon the third anniversary of the SPAC Transaction (the “Third Tranche”) (the “Time-Vesting Schedule”). Notwithstanding the foregoing, the Retention Equity Grant shall become eligible to vest after the expiration of the six-month period following the consummation of the SPAC Transaction (the “Lock-Up Period”) in accordance with the following performance-based vesting schedule: (i) the First Tranche will immediately vest if the Combined Company’s stock price meets or exceeds a price of $12.50 for 20 trading days within any 30 trading day period following the Lock-Up Period but prior to the vesting date of the First Tranche under the Time-Vesting Schedule, in which case the Second Tranche and Third Tranche will have their time-vesting component accelerated by six months; and (ii) the Second Tranche will immediately vest if the stock price meets or exceeds a closing price of $15.00 for 20 trading days within any 30 trading day period following the Lock-Up Period but prior to the vesting date of the Second Tranche under the Time-Vesting Schedule, in which case the Third Tranche will have its time-vesting component accelerated by an additional six months (collectively, the “Management Vesting Restrictions”); provided, further, that if the per share price achieved through a “change of control” of the Combined Company (as defined in the Public Plan) meets or exceeds the stock price triggers ($12.50 and $15.00 per share) previously set forth in this sentence, then the Executive’s vesting in the First Tranche, the Second Tranche and/or the Third Tranche of the Retention Equity Grant shall accelerate and vest in the manner set forth in sub-clauses (i) and (ii) of this sentence, as applicable. For the avoidance of doubt, the Executive agrees that the Retention Equity Grant shall be forfeited for no consideration if the SPAC Transaction is not fully completed or if the Executive’s employment is terminated for any reason prior to the payment of the Retention Equity Grant (subject to Section 7(c) of this Agreement). Furthermore, the Executive acknowledges that the terms of the Retention Equity Grant are non-binding and may be amended at the Company’s and/or Motive’s sole discretion prior to the completion of the SPAC Transaction; provided that such discretion shall be exercised in good faith and consistent with business need.

5.                  Proprietary Information and Additional Covenants Agreement. Like all Company employees, the Executive has previously signed the Company’s standard Proprietary Information and Additional Covenants Agreement (the “PICA”), a copy of which is attached hereto as Exhibit A. The PICA shall continue in full force and effect following the Effective Date.

6.                  Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a)               Death. The Executive’s employment hereunder shall terminate upon the Executive’s death.

(b)               Disability. The Company may terminate the Executive’s employment if the Executive is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of one hundred eighty (180) days (which need not be consecutive) in any twelve (12)-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 6(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c)               Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) the Executive’s dishonest statements or acts with respect to the Company or any affiliate of the Company, or any current or prospective customers, suppliers vendors or other third parties with which such entity does business; (ii) the Executive’s conviction of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) the Executive’s willful failure to perform his assigned duties and responsibilities, which failure continues, after written notice given to the Executive by the Company; (iv) the Executive’s gross negligence, willful misconduct or insubordination with respect to the Company or any affiliate of the Company; or (v) the Executive’s material violation of this agreement or any provision of any agreement(s) between the Executive and the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions that is not cured within ten (10) days of written notice.

(d)               Termination Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause and does not result from the Executive’s death or disability under Section 6(a) or (b) shall be deemed a termination without Cause.

(e)               Termination by the Executive. The Executive may terminate his employment hereunder at any time for any reason with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean: (i) a material diminution in the Executive’s base salary, (ii) a material diminution in Executive’s title, authority, duties or responsibilities, or (iii) a change of more than 35 miles in the geographic location where Executive provides services to the Company, provided, however, that in the event of the occurrence of a Good Reason condition listed above, Executive must provide notice to the Company within ninety (90) days of the initial occurrence of such condition and allow the Company thirty (30) days in which to cure such condition. Additionally, in the event the Company fails to cure the condition within the cure period provided, Executive must terminate employment with the Company within ten (10) business days of the end of the cure period.

(f)                Notice of Termination. Except for termination in the event of the Executive’s death, any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(g)               Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by the Executive’s death, the date of his death; (ii) if the Executive’s employment is terminated on account of disability under Section 6(b) or by the Company for Cause, the date on which a Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company without Cause, the date on which a Notice of Termination is given or the date otherwise specified by the Company in the Notice of Termination; (iv) if the Executive’s employment is terminated by the Executive, thirty (30) days after the date on which a Notice of Termination is given or, if applicable due to a Good Reason event, the actual date of termination following the applicable cure period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

7.                  Compensation Upon Termination.

(a)               Compensation Generally. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to his authorized representative or estate) (i) any Base Salary earned through the Date of Termination, unpaid expense reimbursements and unused paid time off that accrued through the Date of Termination on or before the time required by law; and (ii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Benefit”).

(b)               Termination by the Company without Cause or by the Executive for Good Reason. If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, then the Company shall pay the Executive the Accrued Benefit. In addition, the Executive will receive (i) a lump sum payment equal to the sum of twelve (12) months of the Executive’s then current Base Salary, any then-unpaid bonus from a prior calendar year, and a pro rata target bonus for the year of termination at target level, (ii) the Company will pay the COBRA premiums for Executive and his eligible dependents for a period of twelve (12) months following termination, and (iii) accelerated vesting with respect to the time-vesting requirements of 20% of any then unvested equity that had been granted prior to the date of termination (including, if applicable, the Retention Equity Grant) (the “Severance”); provided that the Executive has signed a general release of claims in substantially the form attached as Exhibit B hereto (the “Release”), the Release has become effective, and the Executive has not breached any of his post-employment contractual obligations to the Company. The Severance payment shall be made within 60 days of the Executive’s termination date, provided the Release is effective at such time; provided, further, that if the period during which the Release could become effective and irrevocable spans two calendar years, the Severance shall not be paid prior to the first payroll date in the second calendar year. In addition, in the event such termination occurs within six (6) months prior to or twelve (12) months following a Sale Event (as defined in the Public Plan) then the Executive will be eligible to receive (i) a lump sum payment equal to the sum of eighteen (18) months of the Executive’s then current Base Salary, any then-unpaid bonus from a prior calendar year, and a pro rata target bonus for the year of termination at target level, (ii) 100% of all unvested equity that had been granted prior to the date of termination (including, if applicable, the Retention Equity Grant) shall become fully vested and (iii) the Company will pay the COBRA premiums for Executive and his eligible dependents for a period of eighteen (18) months following termination (the “Enhanced Severance”); provided that the Executive has signed the Release, the Release has become effective, and the Executive has not breached any of his post-employment contractual obligations to the Company. The Enhanced Severance payment shall be made within 60 days of the Executive’s termination date, provided the Release is effective at such time; provided, further, that if the period during which the Release could become effective and irrevocable spans two calendar years, the Enhanced Severance shall not be paid prior to the first payroll date in the second calendar year. For the avoidance of doubt, the consummation of the SPAC Transaction shall not constitute a Sale Event.

(c)               Subject to the execution of the Release and such release having become effective, then if the Executive’s employment is terminated by the Company without Cause prior to the consummation of the SPAC Transaction, the Executive shall also receive (i) any unpaid portion of the Transaction Bonus and (ii) 20% of the Retention Equity Grant on a fully-vested basis, in each case, at the same time that employees of the Company who are similarly-situated to the Executive receive Transaction Bonuses and retention equity grants from the Incentive Pool (but in no event earlier than the business day following the consummation of the SPAC Transaction); provided, that if the period during which the Release could become effective and irrevocable spans two calendar years, such payments shall not be paid prior to the first payroll date in the second calendar year.

8.                  Employment Relationship. Employment with the Company is for no specific period of time. The Executive’s employment with the Company will be “at will,” meaning that either the Executive or the Company may terminate the Executive’s employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to the Executive are superseded by this Agreement. This is the full and complete agreement between the Executive and the Company on this term. Although the Executive’s job duties, title, reporting relationship, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of the Executive’s employment may only be changed in an express written agreement signed by a duly authorized officer of the Company (other than the Executive).

9.                  Tax Matters.

(a)               Withholding. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b)               Tax Advice. The Executive agrees that the Company does not have a duty to design its compensation policies in a manner that minimizes the Executive’s tax liabilities, and the Executive will not make any claim against the Company or its Board of Directors related to tax liabilities arising from the Executive’s compensation.

10.              Section 409A. To the fullest extent applicable, amounts and other benefits under this Agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (“Section 409A”) in accordance with one or more of the exemptions available under the final Treasury Regulations promulgated under Section 409A and, to the extent that any such amount or benefit is or becomes subject to Section 409A due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation in accordance with such final Treasury regulations, this Agreement is intended to comply with the applicable requirements of Section 409A with respect to such amounts or benefits. Furthermore, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A. Notwithstanding anything else provided herein, to the extent any payments provided under this offer letter in connection with the Executive’s termination of employment constitute deferred compensation subject to Section 409A, and the Executive is deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the 6-month period measured from the Executive’s separation from service from the Company or (ii) the date of the Executive’s death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to the Executive including, without limitation, the additional tax for which the Executive would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. Payments pursuant to this Agreement are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

11.              Interpretation, Amendment and Enforcement. This Agreement and the exhibits attached hereto constitute the complete agreement between the Executive and the Company, contain all of the terms of the Executive’s employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between the Executive and the Company (including without limitation (i) the Prior Agreement, and (ii) any other offer letter, employment agreement or severance agreement but excluding any documents related to previously granted equity awards or 2021 bonus awards). This Agreement may not be amended or modified, except by an express written agreement signed by both the Executive and a duly authorized officer of the Company. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this Agreement, the Executive’s employment with the Company or any other relationship between the Executive and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. The Executive and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in San Francisco County, California, in connection with any Dispute or any claim related to any Dispute.

12.              Code Section 280G. Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to the Executive or for the Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Section be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be payable either (a) in full or (b) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing (a) or (b) results in the Executive’s receipt on an after-tax basis of the greatest amount of benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax). If a reduction in payments or benefits is necessary, reduction shall occur in the following order: (i) cash payments; (ii) equity-based payments and acceleration; and (iii) other non-cash forms of benefits. Within any such category of payments and benefits (that is, (i), (ii) or (iii)), a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A and then with respect to amounts that are. To the extent any such payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

FORGE GLOBAL, INC.

By:	/s/ Norbert Ngethe
Name:	Norbert Ngethe
Title:	General Counsel

/s/ Kelly Rodriquez

KELLY RODRIQUEZ